File No. 70-9849

                United States Securities and Exchange Commission
                             Washington, D.C. 20549
                    ________________________________________
                                 Post-Effective
                               Amendment No. 2 to
                                    Form U-1
                             Application/Declaration
                                    Under the
                   Public Utility Holding Company Act of 1935
                    ________________________________________

   National Grid Group plc                     National Grid (Ireland) 1 Limited
   National Grid Holdings One plc              National Grid (Ireland) 2 Limited
   National Grid (US) Investments              6 Avenue Pasteur L 2310
   15 Marylebone Road                          Luxembourg
   London NW15JD
   United Kingdom


                    (Names of companies filing this statement
                  and addresses of principal executive offices)
                     ______________________________________
                             National Grid Group plc
                    (Name of top registered holding company)
                    ________________________________________

                            Kirk L. Ramsauer
                            Deputy General Counsel
                            National Grid USA
                            25 Research Drive
                            Westborough, Massachusetts 01582
                            Telephone: (508) 389-2972
                            Facsimile: (508) 389-3518

                   (Names and addresses of agents for service)

                 The Commission is also requested to send copies
             of any communication in connection with this matter to:

    Markian M. W. Melnyk
    Uta Melzer
    LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    1875 Connecticut Ave., N.W.
    Washington, D.C.  20009-5728
    Telephone: (202) 986-8000
    Facsimile: (202) 986-8102

     This Post-effective Amendment No. 2 supplements the Form U-1 Application-Declaration in File No. 70-9849 subsequent to the issuance by the Commission of an order in this matter. National Grid Group plc, et al, Holding Co. Act Release No. 27490 (January 16, 2002). This amendment requests an order deregistering National Grid Holdings One plc, National Grid (US) Investments, National Grid (Ireland) 1 Limited, and National Grid (Ireland) 2 Limited under section 5(d) of the Public Utility Holding Company Act of 1935, as amended (the "Act").

Item 1.  Description of the Proposed Transaction

     By order dated March 15, 2000, the Commission authorized National Grid Group Holdings One plc ("National Grid One," formerly National Grid Group plc) to acquire all of the issued and outstanding common stock of the New England Electric System ("NEES"), a registered public-utility holding company. See National Grid Group plc, et al, Holding Co. Act Release No. 27154 (March 15,
2000) ("March Order"). National Grid One acquired NEES through several intermediate holding companies-- National Grid (US) Holdings Limited, National Grid (US) Investments, National Grid (Ireland) 1 Limited, National Grid (Ireland) 2 Limited and National Grid General Partnership (together, "Initial Intermediate Holding Companies"). National Grid One and the Initial Intermediate Holding Companies registered under section 5 of the Act after the NEES acquisition, filing notice of their registration on Form U5A on March 22, 2000.1

     By order dated January 16, 2002, the Commission authorized National Grid One and National Grid Group plc, or "New National Grid," to acquire Niagara Mohawk Holdings, Inc. ("NiMo"). National Grid Group plc, et al, Holding Co. Act Release No. 27490 (January 16, 2002) ("January Order"). The January Order also authorized a reorganization whereby National Grid One's existing shares were exchanged for shares of National Grid Group plc. (This exchange was carried out through a "scheme of

_________________________
1 Subsequent to the acquisition, NEES merged with NGG Holdings, LLC, which in turn merged with NGG Holdings, Inc. That company filed notice of its registration under section 5 of the Act on March 22, 2000, and was renamed National Grid USA.

arrangement" implemented to protect the tax free nature of the NiMo merger for NiMo shareholders who elected to exchange their shares in NiMo for shares in National Grid Group plc, in case the shareholders in the aggregate elected to receive more than one-fifth of the consideration for their NiMo shares in cash.) After the reorganization, National Grid One, formerly National Grid Group plc, was renamed and became a wholly owned subsidiary of New National Grid. New National Grid was renamed National Grid Group plc.

     Under the March Order, National Grid One was authorized to make non-material changes to its corporate structure. Accordingly, prior to the acquisition of NiMo, the Initial Intermediate Holding Companies were restructured to remove National Grid (US) Investments, National Grid (Ireland) 1 Limited and National Grid (Ireland) 2 (collectively, "Former Intermediate Holding Companies") as intermediate holding companies. National Grid (US) Investments 4, National Grid US Partner 1 Limited, National Grid US Partner 2 Limited, and National Grid Holdings Inc. were added as new intermediate holding companies. National Grid (US) Holdings Limited and National Grid General Partnership were not changed in the restructuring, remaining intermediate holding companies.

     On January 25, 2002, National Grid Group plc, National Grid (US) Investments 4, National Grid US Partner 1 Limited, National Grid US Partner 2 Limited and National Grid Holdings Inc. registered under section 5 of the Act by filing a notification of registration on Form U5A. The reorganization and intermediate holding company restructuring processes discussed above removed both National Grid One and the Former Intermediate Holding Companies from the direct or indirect ownership of voting securities in National Grid USA and its public utility subsidiary companies.2

     Section 2(a)(8) of the Act defines a holding company as:

_________________________
2 National Grid USA holds directly all of the issued and outstanding ownership interests of New England Power Company, Massachusetts Electric Company, The Narragansett Electric Company, Granite State Electric Company, Nantucket Electric Company and New England Electric Transmission Corporation. It also owns directly 53.97% of the common stock of both New England Hydro-Transmission Corporation and New England Hydro-Transmission Electric Co., Inc.

(A) Any company which directly or indirectly owns, controls, or holds with power to vote, 10 per centum or more of the outstanding voting securities of a public-utility company or of a company which is a holding company by virtue of this clause or clause (B), unless the Commission, as hereinafter provided, by order declares such company not to be a holding company; and

(B) any person which the Commission determines, after notice and opportunity for hearing, directly or indirectly to exercise (either alone or pursuant to an arrangement or understanding with one or more persons) such a controlling influence over the management or policies of any public-utility or holding company as to make it necessary or appropriate in the public interest or for the protection of investors or consumers that such person be subject to the obligations, duties, and liabilities imposed in this title upon holding companies.

     Neither National Grid One nor any of the Former Intermediate Holding Companies directly or indirectly own, control, or hold with power to vote 10 percent or more of the outstanding voting securities of a public utility company or a company which is a holding company by virtue of clause (A) or (B) of section 2(a)(8) of the Act; nor do they exercise any controlling influence over the management or policies of any public utility or holding company. Consequently, National Grid One and the Former Intermediate Holding Companies seek an order declaring their deregistration under section 5(d) of the Act.

     National Grid One is currently the parent of National Grid Holdings Limited, a FUCO under section 33 of the Act. National Grid One intends to submit a notification on Form U-57 to obtain FUCO status after deregistration.

Item 2.  Fees, Commissions and Expenses

     Applicants expect to pay or incur approximately $10,000 in aggregate fees, commissions, and expenses in connection with the transactions proposed herein.

Item 3.  Applicable Statutory Provisions

     The proposed transaction is subject to Section 5(d) of the Act.

Item 4.  Regulatory Approvals

     The proposed transaction does not require the approval of any state regulatory agencies or the approval of any federal regulatory agencies other than this Commission.

Item 5.  Procedure

     Applicants respectfully request that the Commission issue an order granting the deregistration by March 15, 2002. The deregistration of National Grid One was discussed in Pre-effective Amendment No. 2 to this SEC File No. 70-9849, and was noticed on October 30, 2001. The deregistration of National Grid One was also addressed in the Commission's January 16, 2002 order authorizing the NiMo merger. January Order, at 36. The deregistration of the Former Intermediate Holding Companies is merely the technical completion of the restructuring of intermediate holding companies authorized in the March Order. In addition, Rule 23 does not require the Commission to publish a notice of an application for deregistration under section 5(d). See Rule 23(a),(e) (requiring the Commission to publish notice only of the filing of applications submitted under Sections 6(b), 9(c)(3) and 10 of the Act or Rule 50.) Therefore, no further notice of the proposed transaction is required.

Item 6.  Exhibits and Financial Statements

     No exhibits or financial statements are submitted with this application.

Item 7.  Information as to Environmental Effects

     The proposed transaction involves neither a "major federal action" nor "significantly affects the quality of the human environment" as those terms are used in Section 102(2)(C) of the National Environmental Policy Act, 42 U.S.C. Sec 4321 et seq. No federal agency is preparing an environmental impact statement with respect to this matter.

                                    SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, Applicants have duly caused this Application-Declaration to be signed on their behalf by the undersigned thereunto duly authorized.

Date:  February 21, 2002                   National Grid Group plc
                                           National Grid Holdings One plc
                                           National Grid (US) Investments

                                           By: /s/Fiona Smith
                                           Fiona Smith
                                           Company Secretary and General Counsel

Date:  February 21, 2002                   National Grid (Ireland) 1 Limited
                                           National Grid (Ireland) 2 Limited


                                           By: /s/John Cochrane
                                           John Cochrane
                                           Director